eWELLNESS HEALTHCARE CORPORATION AND
AKASH BAJAJ M.D., M.P.H. MEDICAL ADVISORY
AGREEMENT

eWELLNESS HEALTHCARE CORPORATION AND AKASH BAJAJ M.D., M.P.H. MEDICAL ADVISORY AGREEMENT

THIS MEDICAL ADVISORY AGREEMENT (one-year) is made and entered into effective April 17, 2015, by and among: eWellness Healthcare Corporation (hereinafter “the Company” and or “EHC”) and Akash Bajaj M.D., M.P.H. (Hereinafter “Advisor”).

INTRODUCTION

1. The Company desires to have the benefit of the Advisors’ knowledge and experience in the development of its telemedicine technology (“PHZIO.COM”), and the Advisor desires to provide consulting services to the Company, all as provided in this Agreement.

2. The Company desires to have the Advisor serve as a Chairman of the Company’s Clinical Advisory Board (the “CAB”), and the Advisor desires to serve as a Chairman of the CAB.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, the Company and the Advisor agree as follows:

1. Consultation and Clinical Advisory Board. The Company shall retain the Advisor as a consultant, and the Advisor shall serve the Company as a consultant and a member of the CAB upon the terms and conditions set forth in this Agreement. However, the Advisor shall be engaged by the Company as a consultant for the exchange of ideas only and shall not direct or conduct research for or on behalf of the Company. The Company and the Advisor acknowledge that the CAB is not a committee of the Company’s Board of Directors.

2. Term. Subject to the terms and conditions set forth in Section 5 below, the term of the Advisor’s consulting arrangement and service on the CAB (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless extended by mutual agreement for additional one year periods.

3. Consulting and CAB Duties.

3.1. During the Consultation Period, Advisor shall serve as Chairman of the CAB and shall provide to the Company such consulting services in his fields of expertise and knowledge related to co-drafting and co-publishing at least one 6-month clinical study of at least 100 patients that participate in the Company’s PHZIO.COM exercise program (the “Services”), through Evolution Physical Therapy, Inc. (Hereinafter “EPT”), which is anticipated to including providing at least the equivalent of four (4) eight hour days of CAB service per year. The data to be analyzed for the clinical study will be provided to the Advisor by EPT. The Company shall give the Advisor reasonable advance notice of any Services required of him hereunder. The number and frequency of meetings of the CAB to be held during the Consultation Period shall be determined at the consent of both the Advisor and the Company.

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3.2. The Advisor shall devote his best efforts and ability to the performance of the duties attaching to this obligation. All work performed by the Advisor for the Company shall be at times reasonably convenient to the Advisor.

4. Compensation.

4.1. Consulting Fees. The Company shall pay to the Advisor consulting fees of US$255.00 per hour for services performed, payable in arrears on the last day of the month following the month in which services were rendered. Advisor shall calculate Consulting Fees for services performed outside formal CAB meetings on a pro rata basis and shall invoice Company for fees owed to Advisor under this Section 4.1. The hourly rate was calculated from data located at www.salary.com for leading (top in their field) pain management physicians located in Los Angeles, California, as Dr. Bajaj is a double Board Certified physician we deemed him to be a leading top in the field physician.

4.2. Stock Options. Subject to the approval of the Board of Directors, the Company shall grant the Advisor a 5-year non-statutory option (the “Option”) to purchase one hundred thousand (100,000) shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), at a price of $0.35 per share. The stock option will vest over a 12-month period at 8,333 shares per month. As the Company’s common stock is currently not publically traded, thus the value of these options are deemed to be $0.00 in current value.

4.3. Reimbursement of Expenses. The Company shall reimburse the Advisor for all reasonable and necessary expenses incurred or paid by the Advisor in connection with, or related to, the performance of his services under this Agreement. The Advisor shall submit to the Company itemized statements, in a form satisfactory to the Company, of such expenses incurred by the Advisor. The Company shall pay to the Advisor the amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, the Advisor shall not incur total expenses in excess of US$500 per month without the prior written approval of the Company.

4.4. Benefits. The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

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5. Termination. Either party may terminate the Consultation Period upon thirty (30) days prior written notice to the other party. The Consultation Period shall also terminate automatically upon the death or disability of the Advisor. In the event of any such termination, the Advisor shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4.3. Such payments shall constitute full settlement of any and all claims of the Advisor of every description against the Company, other than the Advisor’s right to indemnification under Section 10 of this Agreement. In addition, any shares of restricted Common Stock issued pursuant to the Restricted Stock Agreement which have not vested as of the date of termination shall be purchasable by the Company in accordance with the provisions set forth in the Restricted Stock Agreement. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Advisor breaches or threatens to breach any provision of Section 6, 7, or 9. The following provisions shall survive termination of this Agreement: Sections 7, 9, 10 and 14.

6. Cooperation. The Advisor shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform his obligations hereunder. The Advisor shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

7. Non-Disclosure and Developments.

7.1. Proprietary Information.

(a) The Advisor agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Advisor will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Advisor. The Advisor agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Advisor or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Advisor only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Advisor shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement. After such delivery, the Advisor shall not retain any such materials or copies thereof or any such tangible property.

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(b) The Advisor agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Advisor.

7.2. Developments.

(a) The Advisor will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during the Consultation Period, whether or not during normal working hours or on the premises of the Company, which relate directly or indirectly, to the business of the Company AND arise out of Advisor’s consulting relationship with the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Advisor agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Advisor not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Advisor understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 7.2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Advisor also hereby waives all claims to moral rights in any Developments.

(c) The Advisor agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Advisor shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Advisor further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Advisor on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Advisor, and the Advisor hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

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7.3. Other Agreements. The Advisor hereby represents that the Advisor is not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultation Period, to refrain from competing, directly or indirectly, with the business of such previous or current employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Advisor further represents that his performance of all the terms of this Agreement and the performance of his duties as a consultant of the Company do not and will not breach any agreement with any prior or current employer or other party to which the Advisor is a party (including without limitation any nondisclosure or non-competition agreement), and that the Advisor will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous or current employer or others.

7.4. United States Government Obligations. The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions which are made known to the Advisor and to take ail action necessary to discharge the obligations of the Company under such agreements.

7.5. Stark Law. It is the intent of the parties that terms and conditions of this agreement comply with certain federal and state laws, rules and regulations concerning the delivery of health care services, including, without limitation, the Stark Law, the Fraud and Abuse Law, and the general proscription on false claims in Medicare and Medicaid codified at 42 U.S.C.A. §1320a-7(a). Accordingly, the parties agree that the amount of fees set in accordance with this agreement shall not be modified except on each anniversary of the Commencement Date as provided in Paragraph 1; and shall not be premised on the volume or value of any patient, or to any hospital or medical facility owned or operated by RPS or its affiliates. Nothing contained herein shall be interpreted as requiring EHC to refer or admit any patients to any hospital or medical facility owned or operated by Advisors or its affiliates, or to obtain medical goods or services from Advisors or its affiliates. In the event there is a change in the applicable federal or state statutes, rules, regulations, principles or interpretations that reasonably may render any of the material terms of this Lease unlawful or unenforceable, including any services rendered or compensation to be paid hereunder, or if the continuation of this agreement may reasonably render any other relationship(s) amongst the parties hereto illegal, either party shall have the immediate right to initiate the renegotiation of the affected Term or Terms of this agreement, upon notice to the other party, to remedy such condition. The parties shall thereafter negotiate using their best efforts to restructure this agreement so as to make the same lawful, and to the extent possible, to maintain the economic benefits to each party as contemplated hereunder. Should the parties be unable to renegotiate the Term or Terms so affected so as to bring it/them into compliance with the statute, rule, regulation, principle or interpretation that rendered it/them unlawful or unenforceable within fifteen (15) days of the date on which notice of a desired renegotiation is given, then such disputes shall give rise to the parties’ rights to arbitration.

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8. Independent Contractor Status. The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9. Indemnification. With regard to the services to be performed by the Advisor pursuant to the terms of this Agreement, the Advisor shall not be liable to the Company, or to anyone who may claim any right due to his relationship with the Company, for any acts or omissions in the performance of said services on the part of the Advisor or on the part of the agents or employees or contractors of the Advisor, except when said acts or omissions of the Advisor or agents, employees, of contractors of the Advisor are due to their willful misconduct of gross negligence. The company shall hold the Advisor and its agents, employees, or contractors (each an “indemnified person”) free and harmless from any obligations, costs, claims, judgments, attorney fees and disbursements, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of said services, except when the same shall arise solely due to the willful misconduct or gross negligence of the indemnified person as finally judicially determined by a court of competent jurisdiction. The Company agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not the indemnified person is a formal party to any such lawsuits or other proceeding, that the indemnified person is entitled to retain separate counsel of its choice in connection with any of the matter to which such indemnification relates and such indemnification shall survive any termination of this Agreement. The company further agrees that it will not, without the prior written consent of the indemnified person, settle, compromise or consent to the entry of any judgment in any pending or threatened claim in respect of which indemnification may be sought hereunder (whether or not the indemnified person is an actual or potential party to such claim), if such settlement, compromise or consent includes any injunctive relief against the indemnified person.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.

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14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by him.

16. Miscellaneous.

16.1. No delay or omission by the Company or the Advisor in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Advisor on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.4. The Advisor represents that it has the competence required to perform in a professional manner the services contemplated herein. The company understands and acknowledges that the Advisor has made no express or implied warranties apart from this Agreement.

16.5. The Company agrees to cooperate with the Advisor on all reasonable requests made by the Advisor including, without limitation, allowing the Advisor reasonable access to the Company’s place of business, staff members, books and records to permit the Advisor to perform its services as fully and economically as possible. The Advisor may not be held liable for non-performance where the Advisor is unable to perform, or performance is delayed, due to circumstances beyond the Advisor’s control including those caused by the Company.

17. Notices. Payments, notices, or other communications required by this Agreement shall be sufficiently made or given if mailed by certified mail, postage pre-paid, addressed to the address stated below, or to the last address specified in writing by the intended recipient, or by commercial carrier (e.g., Airborne, Federal Express, etc.) when such carrier maintains certification of delivered mail.

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(a) If to Company:	eWellness Healthcare Corporation Douglas C. MacLellan, Chairman 11825 Major Street Culver City, California 90230

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

eWELLNESS HEALTHCARE CORPORATION

Douglas C. MacLellan Chairman

ADVISOR

Akash Bajaj M.D., M.P.H.

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